EXHIBIT 10.3

FFE TRANSPORATION SERVICES, INC.

2005 EXECUTIVE BONUS AND RESTRICTED STOCK PLAN

This Executive Bonus and Restricted Stock Plan (hereafter this “Plan”), dated as of January 1, 2005 (the “Effective Date”), by FFE Transportation Services, Inc., a Delaware corporation (“FFE”) which is a wholly-owned subsidiary of FFE, Inc. (“Inc.”), a Delaware corporation which is a wholly-owned subsidiary of Frozen Food Express Industries, Inc. (“Industries”), a Texas corporation, for the benefit of certain officers of FFE.

PURPOSE
FFE has established this Plan for the benefit of specified officers of FFE in order to enhance the benefits to the covered officers, allow the officers to share in the growth of FFE through the appreciation in the value of the common stock of Industries, and to provide the officers with greater incentive to promote the grown of Industries’ shareholder value. The purpose of the Plan is to align the financial interests of key officers of FFE with those of Industries’ shareholders through the use of awards, payable in the common stock of Industries, upon the attainment of predetermined performance goals.

TERMS
1. DEFINITION. For the purposes of this Plan, the following terms shall have the meanings set forth below:
(a) The term “Committee” shall mean a committee of the Board of Directors of Industries, which shall consist of not less than two persons who are “Non-Employee Directors” as defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 and who meet such additional criteria as the Board of Directors of Industries shall determine so that any incentive bonuses paid pursuant to this Plan shall be exempt from the limitation set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended.
(b) The term “Compensation” shall mean a Participant’s base compensation (as determined by the Committee) for the specified period and shall exclude any non-recurring compensation such as bonus payments.
(c) The term “Fair Market Value” shall mean the closing sales price of the securities per share, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System) as of the date in question.
(d) The term “Operating Ratio” shall mean with respect to any particular Participant, the ratio of Industries’, or one or more of its operating entities’ or groups’, as set forth on Exhibit A attached to this Plan, operating expenses to operating revenues for the applicable fiscal year, as adjusted by the Committee for such specific items, if any, that the Committee in its sole discretion deems appropriate.
(e) The term “Participant” shall mean each officer of FFE, including without limitation, any officer of Industries that is an officer of FFE, whose name is set forth on Exhibit A.
2. DETERMINATION OF BONUS. With respect to each fiscal year commencing with fiscal year 2005, each Participant shall be entitled to an incentive bonus (“Bonus”) calculated pursuant to a formula determined on the basis of such Participant’s Operating Ratio targets and specified percentages of such Participant’s Compensation, if the Committee certifies that the applicable target has been obtained. The targets and percentages for all Participants are shown on Exhibit A attached to this Plan. On or before the last day of any fiscal year, the Committee may, in its sole discretion, redetermine who will be a Participant (provided that such person must be an officer of FFE) for the subsequent fiscal year and the Operating Ratio targets and percentages to be used to calculate the Participants’ Bonuses for the subsequent fiscal year by amending Exhibit A attached to this Plan.
3. PAYMENT OF BONUS AND ISSUANCE OF RESTRICTED STOCK.
(a) Each Participant’s Bonus for any fiscal year shall be paid by FFE to such Participant as soon as practicable after the consolidated financial statements of Industries for such fiscal year have been prepared. [Note: Section 409A will require either that (i) the bonus be paid within 2 ½ months after the close of the fiscal year, or (ii) if paid at a later date, then the payment date must be a fixed date, ie., on May 1, and cannot be accelerated.]
(b) In addition to the payment of any Bonus to a Participant, FFE shall award shares of Restricted Stock to each Participant under the Industries’ 2005 Stock Incentive Plan (the “Stock Incentive Plan”). The number of shares of Restricted Stock shall be equal to 50% of the amount of the Participant’s Bonus for that fiscal year divided by the applicable Share Value. The applicable Share Value shall mean the amount that is the lower of (i) the Fair Market Value of a share of Stock as of the last business day of the fiscal year immediately preceding the fiscal year for which the Participant’s Bonus was awarded and (ii) the average of the Fair Market Values of a share of Stock as of the last business day of each calendar month of the fiscal year for which the Participant’s Bonus was awarded.
(c) Shares of Restricted Stock shall be awarded to a Participant as of the last business day of the fiscal year for which the Participant’s Bonus was awarded (the “Grant Date”).
(d) If the specified bonus percentage for a Participant’s Operating Ratio for any fiscal year is a negative number, no award for the fiscal year will be made. Rather, the Committee shall have the option to reduce each Participant’s Compensation for the next calendar year, or for such other period as the Committee may determine, by such percentage.
4. ADJUSTMENT TO NUMBER OF SHARES OF RESTRICTED STOCK.
If the Operating Ratio applicable to a Participant for the fiscal year ended December 31, 2005 is less than 96 percent and the Committee certifies thereto, the Participant’s restricted stock grant shall be increased as of the end of such fiscal year by the number of shares set forth opposite the name of such Participant on Exhibit B attached to this Plan.
5. VESTING OF RESTRICTED STOCK.
(a) The shares of Restricted Stock awarded to Participants shall vest over a three-year period, one-third on each anniversary of the Grant Date, provided that the Participant remains employed by FFE or a related corporation on the vesting date.
(b) If a Participant dies while employed by FFE or a related corporation, 100% of his shares of Restricted Stock awarded under this Plan shall become vested.
(c) The terms and conditions of the Restricted Stock award shall be set forth in an Award Agreement and shall be subject to the provisions of the Stock Incentive Plan.
6. NON-TRANSFERABILTY. Neither the shares of Restricted Stock nor any rights and benefits granted in this Plan may be transferred, assigned, pledged, or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall not be subject to execution, attachment, or similar process.
7. NO FIDUCIARY RELATIONSHIP. The Boards of Directors and the officers of FFE, Industries and Inc. shall have no duty to manage or operate in order to maximize the benefits granted to the Participants hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of their respective best interest. This Plan shall not be construed to create a fiduciary relationship between such Boards or the officers of FEE, Industries or Inc. and the Participant.
8. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the State of Texas.
9. NO EMPLOYMENT GUARANTEE. Nothing in this Plan shall be construed as an employment contract or a guarantee of continued employment. The rights of any Participant shall only be those as are expressly set forth in this Plan.
10. ADMINISTRATION. The Committee shall administer this Plan and shall have the authority, in its sole and absolute discretion, (a) to adopt, amend and rescind administrative and interpretative rules and regulations relating to the Plan, (b) to determine the Participants and the terms under which they may participate in this Plan, (c) to make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate.
11. TAXES. FFE shall be entitled to deduct from amounts payable hereunder any sums required by federal, state, or local tax law to be withheld with respect to such payments.
12. AMENDMENT. In addition to the amendments to this Plan contemplated by Section 2, the Board of Directors may amend or terminate this Plan in its sole discretion.
13. GENERAL CREDFITOR STATUS. The Participants shall, in no event, be regarded as standing in any position, if at all, other than as a general creditor of FFE with respect to any rights derived from the existence of this Plan and shall receive only FFE’s unfunded and unsecured promise to pay benefits under this Plan.
14. CAPTIONS. The captions in this Plan are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Plan or any of the provisions hereof.
15. SEVERABILITY. If any provision of this Plan is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and shall not invalidate the remaining provisions of this Plan, and the remaining provisions of this Plan shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Plan.
16. COSTS. All expenses and costs incurred in connection with the operation of this Plan shall be borne by FFE.

FROZEN FOOD EXPRESS INDUSTRIES, INC.

By: /s/ Stoney M. Stubbs, Jr.
Name: STONEY M. STUBBS, JR.
Title:  Chairman of the Board

INCENTIVE BONUS CALCULATION

Participants: Stoney M. (Mit) Stubbs, Jr., Charles G. Robertson and F. Dixon McElwee, Jr.

Operating Ratio Targets and Bonus Percentages Applicable to all Participants:
Operating Ratio of Industries	Participant’s Bonus Percentage For 2005
100.0 or more	-15%
99.9-96.1	0
96.0-95.6	10
95.5-95.1	20
95.0-94.6	30
94.5-94.1	40
94.0-93.6	50
93.5-93.1	60
93.0-92.6	70
92.5-92.1	80
92.0-91.6	90
91.5 or less	100